                                                                      EX-99.p.3.

                                 Code of Ethics

                                  August 2007

 INDEX

1.  INTRODUCTION                                                 3
2.  STATEMENT OF GENERAL PRINCIPLES                              3
3.  GENERAL PROHIBITIONS                                         4
4.  PERSONAL TRADING RESTRICTIONS                                4
    (1) "FREE TO DEAL"                                           4
    (2) PRE-CLEARANCE                                            5
    (3) INITIAL PUBLIC OFFERINGS ("IPOS")                        5
    (4) PRIVATE PLACEMENTS                                       5
    (5) GARTMORE HEDGE FUNDS                                     5
    (6) 30 DAY HOLDING PERIOD                                    6
    (7) BLACKOUT PERIOD                                          6
    (8) EXEMPTIONS                                               6
5.  REPORTING, DISCLOSURE AND CERTIFICATION REQUIREMENTS         7
    (1) INITIAL HOLDINGS REPORTS                                 7
    (2) QUARTERLY REPORTS                                        7
    (3) ANNUAL HOLDINGS REPORTS                                  8
    (4) CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS          8
    (5) PERSONAL BROKERAGE ACCOUNTS                              9
    (6) REVIEW OF REPORTS AND NOTIFICATION                       9
6.  OTHER
    (1) GIFTS                                                    9
    (2) DIRECTORSHIPS                                           10
7.  REPORTING VIOLATIONS TO THE BOARD                           10
8.  SANCTIONS                                                   10
9.  RETENTION OF RECORDS                                        10
10. ADDITIONAL MATTERS RELATING TO GARTMORE GLOBAL
    PARTNERS ("GGP")                                            10
    (1) MATERIAL CHNAGES TO THE CODE OF ETHICS                  10
    (2) ANNUAL REPORTING BY GGP TO INVESTMENT COMPANY CLIENTS   11
        DEFINITIONS                                             12

1.     Introduction

Given the US regulatory  requirement for Gartmore Global Partners to have a Code of Ethics  ("the  Code") and in order to  establish  a uniform  standard  across
Gartmore Group  companies  this Code has been adopted,  which complies with Rule
17j-1 (the "Rule") under the US Investment Company Act of 1940, as amended, (the
"Act") and Rule 204A-1 under the Investment  Advisers Act of 1940 (the "Advisers
Act"). It is contrary to the Code for employees of Gartmore,  in connection with the purchase or sale by such persons of securities held or to be acquired by any
Client:

     (1)  to employ any device or scheme to defraud a Client;
     (2)  to make to a Client any untrue statement of a material fact or omit to state to a  Client  a  material  fact  necessary  in order to make the statements  made, in light of the  circumstances  under which they are made, not misleading;
     (3)  to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client; and
     (4)  to engage in a manipulative practice with respect to a Client.

While  affirming  its  confidence  in the integrity and good faith of all of its employees,  officers and directors,  Gartmore  recognises that certain personnel have or may have knowledge of present or future portfolio  transactions  and, in certain instances,  the power to influence portfolio transactions made on behalf of  Clients.  Furthermore,  if  such  individuals  engage  in  personal  Covered
Securities  transactions,  these  individuals could be in a position where their personal interests may conflict with the interests of Clients. Accordingly, this
Code is designed to prevent  conduct  that could  create an actual or  potential conflict of interest with any Gartmore Client.

This Code of Ethics applies to transactions  in Covered  Securities for personal accounts of each Access  Person or  Connected  Person and any other  accounts in which an Access  Person or Connected  Person has any  beneficial  ownership.  It imposes  certain  investment  restrictions  and  prohibitions  and  requires the reports  set  forth  below.  If an  Access  Person  becomes  aware  of  material non-public  information  or if a Client is active in a given  Covered  Security, some  personnel may find  themselves  "frozen" in a position.  Gartmore will not bear any losses in personal  accounts  resulting from the  implementation of any portion of the Code of Ethics.

Trades made in  violation  of the Code should be  unwound,  if possible  and any profits  realised on such trades may be subject to  disgorgement to a registered charity where the  calculation of such profits will be on a "last in, first out"
(LIFO) basis.

2.     Statement of General Principles

Under SEC Rule 204A-1, the standard of business conduct applies to all employees and as a result the Code will apply to both Access Persons (see  definition) and
Non-Access Persons.  Non-Access Persons will have to adhere to the principles of the Code,  however they will not need to provide their Initial  Holdings Report;
only Annual  Certification  (see Section 5(4)) is required rather than quarterly certification.

It is the duty of each Access  Person to place the interests of Gartmore's or an
Associate's  Clients first at all times.  Consistent with that duty, each Access
Person must:

     (1)  conduct all personal Covered Securities  transactions in a manner that is consistent with this Code;

     (2)  avoid any actual or potential  conflict of personal  interest with the interests of Gartmore's or an Associate's Clients;

     (3)  adhere to the  fundamental  standard  that he or she  should  not take
          inappropriate   advantage  of  his  or  her  positions  of  trust  and
          responsibility;

     (4)  safeguard material  non-public  information about client  transactions including disclosure of portfolio holdings; and

     (5)  comply with all relevant regulations and securities laws.

3.     General Prohibitions

     (1)  Each Access Person shall keep all  information  pertaining to Clients'
          portfolio  transactions  and  holdings  confidential.  No person  with access to holdings,  recommendations  or pending  transactions  should disclose this  information  to any person,  unless such  disclosure is made in  connection  with  his or her  regular  functions  or  duties.
          Special care should be taken to avoid disclosing information to anyone who would not have access to such  information in the normal course of events.

     (2)  No Access Person shall utilise information  concerning  prospective or
          actual  portfolio   transactions  in  any  manner  which  might  prove
          detrimental to the interests of a Client.

     (3)  No Access  Person  shall use his or her  position  for their  personal benefit,  or  attempt  to cause a Client to  purchase,  sell or hold a particular  Covered  Security  when  that  action  may  reasonably  be expected to create a personal benefit for the Access Person.

     (4)  No  Access  Person  shall  engage  in any act,  practice  or course of conduct which would violate the provisions set forth in this Code.

     (5)  No Access Person shall  purchase,  sell or exchange  Reportable  Funds
          (see  definition)  shares while in possession  of material  non-public information concerning the Reportable Fund's portfolio holdings.

     (6)  No Access Person shall selectively disclose  `non-public'  information concerning the portfolio holdings of any Client to anyone who does not have a legitimate business need for such information.

     (7)  No  Access  Person  shall  engage in or help  others  engage in market timing (see definitions) or late trading. Late trading of mutual funds is the entering or  canceling  of an order past the pricing  point and dealing deadline.

4.     Personal Trading Restrictions

     (1)  "Free to deal"

          Access  Persons  must  not sell  where  they do not  already  hold the security to be sold (e.g.  short selling) and must not deal where they do not have the available  cash to settle a  transaction.  While short
          sale  activities  are  generally  prohibited   (including   purchasing
          naked/uncovered  puts,  selling  naked/uncovered  calls or  selling  a security  short where there is no  corresponding  long  position) this provision  does not restrict an Access Person from being able to hedge an existing long position by selling options or futures on broad-based indices such as the FTSE 100, Nikkei 225,  S&P,  Dow Jones,  major
          European or sector indices.

          An Access Person must not  undertake  personal  deals  directly with a
          Client.

     (2)  Pre-clearance

          Every Access Person &  Non- Access Person is required to pre-clear personal Covered Securities  transactions  including  Reportable funds
          (excluding  those exempted in section 4.(8) below) with  Compliance or
          any  other   person  as   authorised   by  the  Board.   Requests  for
          pre-clearance  must be made in writing on the 'Approval to Deal' form.
          Transactions  should not be placed for execution  until  pre-clearance approval has been  received.  Pre-clearance  approval is good only for the day  received.  If for any reason the trade is not executed on the day on which  pre-clearance  approval is received,  each Access Person must submit a new request  and receive  approval  prior to placing any subsequent order. Where investment transactions require instruction by post, the date on which such  instruction is issued must be the day on which pre-approval is received.

          A contract note confirming the trade should  automatically be received from the Access or Non-Access  Persons  Broker.  If for any reason,  a contract  note  is  not  received  from  the  broker,  the  Access  or
          Non-Access Person is to send through a copy to Compliance.

     (3)  Initial Public Offerings ("IPOs")

          Outside of the US - Access Persons &  Non-Access Persons may apply for a non-US  IPO where the  security  is  available  to `the  general public' and  pre-approval  has been given by Compliance.  In addition,
          Investment  Personnel   subsequently   involved  in  the  decision  to
          participate   in  that  IPO  for  a  Client,   must   disclose   their
          application/holding to the Gartmore Group Chief Investment Officer and
          Compliance  who shall  independently  review the decision to apply for the Client.

          In the US -  Access  Persons  must  obtain  prior  approval  from  GGI
          Compliance.  Such approval to participate in a US IPO will be given in limited  circumstances.  Approval may be withheld if the reviewing GGI
          Compliance  personnel believe that an actual or potential  conflict of interest exists with respect to any Client.

     (4)  Private Placements

          Access Persons &  Non-Access Persons cannot acquire investments in private  placement  securities  unless the transaction is specifically pre-cleared  by the  Gartmore  Group Chief  Investment  Officer and is
          countersigned  by UK Compliance  for UK placements  and GGI Compliance for US placements. Such clearance would only be given if the placement is not or should not be reserved  for Clients or is not being  offered to the Access Person by virtue of their  position  within the Gartmore
          Group. In addition,  Investment Personnel subsequently involved in the decision to purchase the security for a Client,  must  disclose  their application/holding to the Gartmore Group Chief Investment Officer and
          Compliance  who shall  independently  review the decision to apply for the Client.

     (5)  Gartmore Hedge Funds

          Employees  and  their  Related   Persons   cannot  acquire  or  divest
          investments  in  Gartmore  Hedge  Funds  unless  the   transaction  is
          specifically  pre-cleared  by an Offshore  Director of the Fund and is logged by UK  Compliance  for UK employees and GGI  Compliance  for US employees.

     (6)  30 Day Holding Period

          An Access  Person  &  Non-Access  Person shall not profit from the purchase  and  sale,  or  sale  and  purchase,  of  the  same  Covered
          Securities within thirty (30) calendar days.

          An Access Person & Non-Access Person must hold their position in a
          Reportable fund or any UK or Luxembourg Gartmore collective investment funds for at least 30 calendar days.

     (7)  Blackout Period

          (i)  Same Day

          Access Persons &  Non-Access Persons are prohibited from executing any  personal  Covered  Securities  transaction,  excluding  trades in
          Reportable  funds,  on a day when a Client  of  Gartmore  Group  has a pending  buy or  sell  order  in  that  same  Covered  Security.  This prohibition  shall be lifted  once the  Client  order is  executed  or withdrawn for the Covered Security in question.

          (ii) Seven Day

          All Investment  Personnel are  prohibited  from executing any personal
          Covered Securities transactions, excluding trades in Reportable funds, within  seven (7)  calendar  days  before or after the day any  Client trades in that Covered Security.

          Transactions  by Investment  Personnel in Covered  Securities  falling within the seven (7) days  following an earlier Client trade will have to be unwound.

          In the  case  of  transactions  by  Investment  Personnel  in  Covered
          Securities  falling  within the seven (7) days prior to a later Client trade, Compliance will review the facts. Such trades will generally be deemed  exceptions to this rule if there is no evidence of any attempt to place personal interests ahead of those of a Client and either:

               (a)  the firm's subsequent dealing was outside the control of the
                    Investment Personnel; or

               (b)  the Investment Personnel needed to trade in the interests of clients,  and it can  also  be  shown  that  the  Investment
                    Personnel  could  not  have  reasonably  known  that  such a transaction was due to take place

          (iii) Covered Securities subject to an Embargo

          Access  Persons are not  permitted to deal in any Covered  Security or
          Reportable  Fund upon which  Gartmore or an Associate has placed,  for any reason, an embargo.

          (iv) Client with pending announcement of results

          Access  Persons  should not deal in the  securities of a Client in the two-month  period prior to the  announcement of interim figures or the preliminary  announcement  of the annual  figures.  This rule does not extend to Clients where we manage only their pension scheme.

     (8) Exemptions

     The following trades in Covered Securities do not require pre-clearance but all reporting  requirements  should be complied with, as set out in section
     5:

          (i)  Purchases or sales which are non-volitional(2) on the part of the
               Access Person;

          (ii) Purchases  which are part of an automatic  dividend  reinvestment plan;

          (iii) Purchases  effected  upon the  exercise  of rights  issued by an issuer  pro-rata  to  all  holders  of a  class  of  its  Covered
               Securities,  to the extent such rights  were  acquired  from such issuer, and sales of such rights so acquired;

          (iv) Where an Access Person has delegated the management of his or her assets to a third  party over which the  Access  Person  does not exercise investment decisions;

          (v)  Where a general exemption has been issued by Compliance; and

          (vi) Options or futures on  broad-based  indices which in addition are not  subject to the 30 day  holding  period  above.  Options  and futures on  commodities  and  currencies  are not subject to this
               Code.

     In addition  in respect of  discretionary  accounts  the 30 day holding and black out period  described  above do not apply.  An exemption  may also be given, at Compliance's discretion, with respect to transactions relating to employee share option or similar schemes.
------------
(2)  Non-volitional purchases or sales are transactions,  which do not involve a willing act or  conscious  decision on the part of the Access  Person.  For example,  shares  received or disposed of by an Access  Person in a merger, re-capitalisation or similar transaction are considered non-volitional

5.     Reporting, Disclosure and Certification Requirements

(1) Initial Holdings Reports

All Access Persons shall disclose all personal  Covered  Securities  holdings to
Compliance. The Initial Holdings Report shall be made on the form to be provided and shall contain the following information:

     (i)  the description, number of shares and cost of each Covered Security in
          which  an  Access  Person  had  any  direct  or  indirect   beneficial
          ownership;

     (ii) the name of any  broker,  dealer or bank with whom the  Access  Person maintained an account in which any Covered Securities were held; and

     (iii) the date that the report is submitted.

All Access Persons  employed by Gartmore shall submit an Initial Holdings Report to Compliance  within ten (10) calendar days of becoming an Access  Person.  The information  contained  within the Initial Holdings Report must not be more than
45 days old.

(2)    Quarterly Reports

     (i)  All Access Persons shall submit to Compliance,  a Quarterly  Report of transactions  in any Covered  Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial interest.  Quarterly  Reports  shall be made within ten (10)  calendar days after the end of each calendar quarter.  All Access Persons shall be required to submit a report for all  quarters,  including  those in which no Covered Securities  transactions were effected. The Quarterly
          Report shall be made on the form to be provided and shall include:

          (a)  the date of each  transaction,  the  description  of the  Covered
               Security,  the interest rate and maturity  date (if  applicable), the number of shares,  and the cost or proceeds  of each  Covered
               Security involved;

          (b)  the nature of the transaction (i.e., purchase, sale or some other type of acquisition or disposition);

          (c)  the price at which the transaction was effected;

          (d)  the name of the broker,  dealer or bank with or through  whom the transaction was effected; and

          (e)  the date the report is submitted.

     (ii) All  Access   Persons  shall  direct  their  brokers  to  supply,   to
          Compliance,  duplicate  copies  of  all  brokerage  statements  (where available)  for all  Covered  Securities  accounts  maintained  by the
          Access Person  normally on a quarterly  basis as part of the Quarterly
          Report.

          In  addition,  with respect to any account  established  by the Access
          Person in which any  Covered  Securities  were held during the quarter for the direct or indirect  benefit of the Access  Person,  the Access
          Person shall report the following information:

          (a)  the name of the  broker,  dealer  or bank  with  whom the  Access
               Person established the account;

          (b)  the date the account was established; and

          (c)  the date the report is submitted.

(3)  Annual Holdings Reports

All Access Persons shall disclose all personal Covered Securities holdings in an
Annual Holdings  Report on the form to be provided,  within thirty (30) calendar days after the end of each calendar year.

Annual Holdings Reports shall provide information on personal Covered Securities holdings  that is current as of a date no more than  thirty (30) days before the
Annual  Report is  submitted.  Such Annual  Reports  shall contain the following information:

     (i)  the description, number of shares and cost of each Covered Security in which  the  Access  Person  had  any  direct  or  indirect  beneficial ownership;

     (ii) the name of any  broker,  dealer or bank with whom the  Access  Person maintains an account in which any Covered  Securities are held for the direct or indirect benefit of the Access Person; and

     (iii) the date that the report is submitted.

(4)  Certification of Compliance with the Code

All Access Persons and Non-Access Persons shall certify annually that:

     (i)  they have read and  understand  the Code and  recognise  that they are subject to its provisions;

     (ii) they have complied with the requirements of the Code; and

     (iii) they have  reported  all  personal  Covered  Securities  transactions required to be reported pursuant to the requirements of the Code.

(5)  Personal Brokerage Accounts

No Access Person shall open a personal  brokerage account directly or indirectly without informing Compliance. Access Persons must not request, or receive from a broker, a financial benefit or special dealing facilities.

(6)  Review of Reports and Notification

Compliance will review all brokerage account statements together with Quarterly,
Initial  and  Annual  Reports  to  detect  conflicts  of  interest  and  abusive practices.

(7)  Responsibility to Report

It is the Access Persons  responsibility to ensure that Compliance is in receipt of timely and complete reports. Late reporting is regarded as a direct violation of the Code and could  result in  suspension  of  pre-clearance  privileges  and further disciplinary action.

6.     Other

     (1)  Gifts

     No Access  Person  shall  seek or accept  anything  of more than de minimis value, either directly or indirectly, from brokers or other persons, who to the knowledge of an Access Person,  do business or might do business with a
     Client of Gartmore.  For purposes of this  provision,  the following  gifts will not be considered to be in violation of this section:

     (i)  an occasional meal;

     (ii) an occasional  ticket to a sporting  event,  the theatre or comparable entertainment; and

     (iii) other gifts of nominal cost.

     All gifts received with a value in excess of £25 and hospitality with a value in excess of £50 (excluding meals in the course of Gartmore's business) must be cleared with your Line Manager and reported to Compliance by completing  the respective  "Gifts and  Hospitality  Notification  Form"
     ensuring that the following information has been disclosed:

     (i)  details of the gift and/or hospitality;

     (ii) approximate value of the gift and/or hospitality; and

     (iii) the name of the donor providing the gift and/or hospitality.

     The resale of all gifts and hospitality received is expressly forbidden.

     Any   hospitality   package  which  includes   overseas  travel  and  hotel
     accommodation  can  only be  accepted  providing  the  individual  employee reimburses the donor for these respective costs.

     (2)  Directorships

     Investment Personnel are prohibited from serving on the boards of directors
     of  companies   without   prior   authorisation   from   Compliance.   Such
     authorisation  will be based upon a  determination  that the proposed board position would be consistent  with the interests of Clients.  Where service on a board of  directors  is  authorised,  employees  serving as  directors should be isolated from those making  investment  decisions  regarding that company.

7.     Reporting Of Violations To The Board

All Persons  shall  promptly  report any possible  violations of the Code to the
Compliance Officer.

Gartmore UK Compliance  will in a timely  manner report all material  violations and apparent violations of this Code and the reporting  requirements  thereunder to the Chief  Compliance  Officer  and/or the Board's of the US Mutual  Funds as
appropriate.

8.     Sanctions

Upon  discovering  a  violation  of this Code,  Gartmore  Group may impose  such sanctions  as it deems  appropriate  including,  among other  things,  issuing a letter of censure or suspension,  terminating  the employment of the violator or referring the matter to the appropriate regulatory or governmental authority.

9.     Retention Of Records

Gartmore will preserve a copy of each report,  certification or  acknowledgement made by an Access Person for at least five years from the end of the fiscal year in which it is made, the first two years in an easily  accessible  place.  These records are available to the U.S.  Securities and Exchange Commission ("SEC") or
any  representative of the SEC at any time for reasonable  periodic,  special or other examination:

     (1)  A copy of this Code,  or any Code which within the past five (5) years has been in effect;

     (2)  A record of any  violation of this Code,  and of any action taken as a result of such violation;

     (3)  A copy of each report made by an Access Person & Non-Access Person pursuant to this Code;

     (4)  A list of all  persons who are, or within the past five (5) years have been,  required to make reports  pursuant to this Code,  or who are or were responsible for reviewing these reports;

     (5)  A record of any decision,  and the reasons supporting the decision, to approve the acquisition by Access Persons of Covered  Securities in an
          IPO or a private placement,  as described in sections 4.(3) and 4.(4), respectively,  of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted;

     (6)  A copy of each annual  report  required  under  section 6 for at least five (5) years  after the end of the fiscal  year in which it is made, the first two years in an accessible place.

10.    Additional Matters Relating to Gartmore Global Partners ("GGP")

     (1)  Material Changes to the Code of Ethics

     GGP is  required to obtain  approval  from each of its  investment  company
     Clients (US Mutual Funds) for any material  changes to this Code within six
     (6) months of any such change.

     (2)  Annual Reporting by GGP To Investment Company Clients

     Gartmore  Global Partners shall prepare a written annual report relating to this Code to the board of each of its investment  company Clients for which it acts as investment adviser or sub-adviser. This annual report shall

          (i)  summarise existing  procedures  concerning personal investing and any changes in the procedures made during the past year;

          (ii) identify any material violations  requiring  significant remedial action during the past year;

          (iii) identify any recommended changes in the existing restrictions or procedures based upon experience,  evolving industry practices or developments in applicable laws or regulations; and

          (iv) certify that the Gartmore Group has adopted procedures reasonably necessary to prevent violation of this Code.

Definitions

"Access Person" means all Gartmore  directors,  senior  management (being either grade  1 or  2),  all  employees  within  the  Investment  Division,  Investment
Administration,  the Compliance and Risk departments,  all employees with access to systems  that contain  client  trading and  holdings  information,  any other employee as notified to them by Compliance  and Connected  Persons of all of the before  mentioned.  This scope  applies  equally to any  temporary  or  contract employee meeting these criteria.

"Associate"  means any company  within the  Gartmore  Group and any other person whose business or domestic relationship with Gartmore may reasonably be expected to give rise to a  community  of  interest  between  them  which  may  involve a conflict of interest in dealings with third parties.

"Beneficial  ownership"  means any  direct or  indirect  financial  interest  in
Covered Securities.

"Client"  means  any  person to whom  Gartmore  Group or an  Associate  provides investment services.

"Connected  Person" means members of the Access Persons immediate family sharing the same household  (including,  spouse,  partner,  minor child) and dealings by other persons,  including trusts,  private  companies,  or arrangements with any other party in which they or their spouse or partner has an  effective  voice in investment decisions.

"Covered  Security"  means  any  security  or  derivative  instrument  with  the exception  of  commercial  paper,  high  quality  short  term debt  instruments,
(including repurchase  agreements),  units in UK authorised unit trusts and open ended investment companies and units or shares in overseas open-ended investment vehicles  where the unit or share  price is  determined  by the net asset  value rather than by supply and demand other than Reportable Funds (definition below), banker's acceptances, bank certificates of deposit and direct obligations of the
US or UK governments.

"Gartmore" means Gartmore Investment Management plc.

"Gartmore  Group"  means  Gartmore  Investment  Management  plc  and  any of its
subsidiaries  and any other  company  in respect  of which  Gartmore  Investment
Management plc exercises dominant influence.

"Investment  Personnel"  means any Gartmore  employee  (including  temporary and contract staff) employed within the Investment Division and Connected Persons.

"Market Timing" means the trading of mutual funds on a short-term  basis for the purpose  of  profiting  personally  by the  discrepancy  in prices in  portfolio securities.  Positions in any  Reportable  funds as well as any UK or Luxembourg
Gartmore collective  investment vehicles should be held for at least 30 calendar days.

"Purchase  or sale of a Covered  Security"  includes,  among other  things,  the writing of an option to purchase or sell a Covered Security.

"Reportable Fund" means any Gartmore US mutual funds or any other US Mutual Fund for which Gartmore acts as an Investment Adviser or Sub-Adviser.